Exhibit 99.1

Media Contact: Ben Kiser, 402.458.3024
Investor Contact: Cheryl Watson, 317.469.2064

For immediate release

NELNET REPORTS YEAR-END AND FOURTH-QUARTER 2006 RESULTS

     o    NET STUDENT LOAN ASSETS INCREASED 17 PERCENT IN 2006
     o FEE-BASED REVENUE 50 PERCENT OF TOTAL REVENUE FOR THE YEAR; 59 PERCENT FOR THE QUARTER
     o    QUARTERLY DIVIDEND PAYMENTS BEGIN IN MARCH
     o    STOCK REPURCHASE PROGRAM EXPANDED
     o    CO-CEO BUTTERFIELD TO RETIRE IN MAY


LINCOLN, Neb., Feb. 9, 2007 -- Nelnet, Inc. (NYSE: NNI) today reported GAAP net income for 2006 of $68.2 million, or $1.27 per share, compared with $181.1 million, or $3.37 per share, for 2005. Base net income for 2006 was $105.8 million, or $1.97 per share, compared with $127.2 million, or $2.37 per share, for 2005.

GAAP net loss for the fourth-quarter 2006 was $7.3 million, or $0.14 per share, compared with net income of $42.7 million, or $0.79 per share, for the fourth-quarter 2005. Base net income for the fourth-quarter 2006 was $9.6 million, or $0.18 per share, compared with $31.9 million, or $0.59 per share, in the fourth-quarter 2005. Excluding previously announced events related to EDULINX and our agreement with the Department of Education, GAAP net income and base net income for 2006 were $1.57 per share and $2.27 per share, respectively. For the fourth-quarter 2006, GAAP net income and base net income excluding these events were $0.16 per share and $0.48 per share, respectively.

"Our key elements of delivering sustainable, long-term value include: growing high-quality student loan assets, diversifying our revenue streams, increasing our fee-based income, and deploying capital efficiently," said Mike Dunlap, Chairman and Co-Chief Executive Officer of Nelnet. "I am pleased to say that we delivered on each of these elements this year, despite facing considerable challenges. Student loans grew by 17 percent, fee-based revenue increased to be 50 percent of our total revenue, and we are instituting a cash dividend and increasing the number of shares we can buy back.

"Our transformation into a world-class diversified education service company is advanced by the vast array of products and services we have put together to help education-seeking families and the institutions that serve them throughout the education life cycle."

Fee-based Revenue

Fee-based revenue for 2006 and the fourth-quarter of 2006 represented 50 percent and 59 percent of Nelnet's total revenue, respectively. This is an increase from 2005 and the fourth quarter of 2005 when fee-based revenue represented 37 percent and 42 percent of total revenue, respectively.

Income from loan and guarantee servicing fees reached $190.6 million for 2006, up from $152.5 million in 2005. In the fourth quarter of 2006, loan and guarantee servicing income grew to $51.0 million, up from $43.2 million in the fourth quarter of 2005.

Other fee-based income, generated primarily by Nelnet Business Solutions and Enrollment Services, increased to $102.3 million for 2006 compared with $35.6 million for 2005. For the fourth quarter of 2006, other fee-based income increased to $36.9 million, up from $12.8 million in the same period a year ago. Other income increased to $23.4 million for 2006 compared with $7.7 million a year ago. For the fourth-quarter 2006, other fee income increased to $4.9 million, up from $2.3 million in the fourth-quarter 2005.

Student Loan Assets

In 2006, net student loan assets increased by $3.5 billion, or 17 percent, to $23.8 billion at December 31, 2006. The company reported net new consolidation loan originations of $1.5 billion and $611.0 million and net consolidation loan originations of $2.7 billion and $918.6 million for 2006 and the fourth quarter of 2006, respectively.

Margin Analysis

Net interest income for 2006 was $308.7 million compared with $329.1 million for 2005. For the fourth quarter of 2006, Nelnet reported net interest income of $63.9 million compared with $81.3 million for the fourth quarter of 2005. Excluding the impact of the special allowance yield adjustment earned in 2005 and the first six months of 2006, the company's net interest income increased $49.8 million, or 21 percent, year over year.

The company reported core student loan spread of 1.42 percent for 2006 compared with 1.51 percent in 2005. For the fourth quarter of 2006, Nelnet reported core student loan spread of 1.31 percent compared with 1.44 percent in the same period of 2005 and 1.34 percent for the third quarter of 2006.

Operating Expenses

For 2006, the company reported operating expenses of $511.0 million compared with $322.3 million for 2005. Operating expenses were $159.6 million in the fourth quarter of 2006 compared with $98.1 million for the same period a year ago. The increase in operating expenses is primarily attributable to recent acquisitions.

Dividend policy

Nelnet is instituting a quarterly cash dividend and will issue a cash dividend for the first-quarter 2007 on its outstanding shares of Class A common stock and Class B common stock of $0.07 per share. The dividend will be paid on March 15, 2007 to shareholders of record at the close of business on March 1, 2007. Nelnet currently has approximately 52.5 million shares of common stock outstanding.

Retirement of Co-Chief Executive Officer

Nelnet announced that Steve Butterfield, Vice Chairman and Co-Chief Executive Officer, will retire as Co-Chief Executive Officer following the company's annual meeting of shareholders in May 2007. Mr. Butterfield will remain on the Board of Directors (Board) as Vice Chairman.

"Steve and I have worked side by side for more than 15 years to make educational dreams possible for so many people, and we've led the company as Co-CEOs since the public offering in 2003," said Mr. Dunlap. "We're fortunate that Steve will continue to serve as Vice Chairman and will stay active in supporting our marketing efforts and building client relationships."

"I am proud of the great company we have built at Nelnet," said Mr. Butterfield. "So much of what we have accomplished has been through the hard work of our associates. It has been my great privilege to work for them. Their dedication and professionalism gives me great confidence in the future of Nelnet."

As Mr. Butterfield transitions his role with Nelnet, he is planning to reduce his position in Nelnet stock. Therefore, the Board has approved a privately negotiated share repurchase of approximately 2.0 million shares of Class B common stock from Mr. Butterfield. After the repurchase, Mr. Butterfield will continue to be a major Nelnet shareholder, holding approximately 4.0 million shares of Class B common stock.

In addition, the Board approved the repurchase of approximately 700,000 shares of Class A common stock from certain members of management seeking to diversify their holdings. Mr. Dunlap is not participating in the share repurchase. The approximately 2.7 million shares of Class A and Class B common stock will be repurchased at a discount to market price.

The Board also approved an increase to 10 million the total number of shares of common stock authorized for repurchase under the company's existing stock repurchase program. Including the above, the company will have repurchased approximately 4.6 million shares out of the 10 million share authorization. The authorization provides the company the flexibility to repurchase shares from time to time in the future when it makes sense as a part of the company's capital management strategy.

Non-GAAP performance measures

A description of base net income and a reconciliation of GAAP net income to base net income can be found in supplemental financial information to this earnings release that is available online at www.nelnetinvestors.net/releases.cfm?reltype=Financial.

Nelnet will host a conference call to discuss this earnings release at 11:00 a.m. (Eastern) today. To access the call live, participants in the United States and Canada should dial 800.310.6649 and international callers should dial
719.457.2693 at least 15 minutes prior to the call. A live audio Web cast of the call will also be available at www.nelnetinvestors.net under the conference calls and Web casts menu. A replay of the conference call will be available between 2:00 p.m. (Eastern) today and 11:45 p.m. (Eastern) February 16, 2007. To access the replay via telephone within the United States and Canada, callers should dial 888.203.1112. International callers should dial 719.457.0820. All callers accessing the replay will need to use the confirmation code 7164392. A replay of the audio Web cast will also be available at www.nelnetinvestors.net.


CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                THREE MONTHS ENDED                     YEAR ENDED
                                                    -----------------------------------------  ----------------------------
                                                     DECEMBER 31,  SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,   DECEMBER 31,
                                                        2006          2006           2005           2006           2005
                                                    ------------  -------------  ------------  -------------- -------------
                                                     (UNAUDITED)   (UNAUDITED)    (UNAUDITED)   (UNAUDITED)
                                                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Interest income:
    Loan interest                                   $   410,015   $   401,704   $   309,890   $ 1,543,108   $   981,479
    Amortization of loan premiums and deferred
       origination costs                                (22,838)      (21,568)      (24,160)      (87,393)      (76,530)
    Investment interest                                  24,310        25,986        17,616        94,151        44,259
                                                    ------------  ------------  ------------  ------------  ------------
      Total interest income                             411,487       406,122       303,346     1,549,866       949,208

Interest expense:
    Interest on bonds and notes payable                 347,615       333,766       222,066     1,241,174       620,111
                                                    ------------  ------------  ------------  ------------  ------------
      Net interest income                                63,872        72,356        81,280       308,692       329,097
Less provision for loan losses                            1,800         1,700         1,473        15,308         7,030
                                                    ------------  ------------  ------------  ------------  ------------
      Net interest income after provision
         for loan losses                                 62,072        70,656        79,807       293,384       322,067
                                                    ------------  ------------  ------------  ------------  ------------
Other income (expense):
    Loan and guarantee servicing income                  50,985        48,462        43,180       190,563       152,493
    Other fee-based income                               36,868        31,221        12,755       102,318        35,641
    Software services income                              4,064         4,399         2,410        15,890         9,169
    Other income                                          4,850        13,617         2,277        23,360         7,659
    Derivative market value, foreign currency,
      and put option adjustments                        (19,510)      (79,941)       21,927       (31,075)       96,227
    Derivative settlements, net                           7,013         4,973         2,041        23,432       (17,008)
                                                    ------------  ------------  ------------  ------------  ------------
      Total other income (expense)                       84,270        22,731        84,590       324,488       284,181
                                                    ------------  ------------  ------------  ------------  ------------
Operating expenses:
    Salaries and benefits                                60,842        65,383        49,117       246,116       172,732
    Other expenses                                       60,916        56,925        44,156       208,675       140,092
    Amortization of intangible assets                     6,794         6,534         4,828        25,122         9,479
    Impairment expense                                   31,090             -             -        31,090             -
                                                    ------------  ------------  ------------  ------------  ------------
      Total operating expenses                          159,642       128,842        98,101       511,003       322,303
                                                    ------------  ------------  ------------  ------------  ------------
      Income (loss) before income taxes                 (13,300)      (35,455)       66,296       106,869       283,945

Income tax expense (benefit)                             (5,990)      (13,101)       23,246        38,472       102,220
                                                    ------------  ------------  ------------  ------------  ------------
      Net income (loss) before minority interest         (7,310)      (22,354)       43,050        68,397       181,725
Minority interest in net earnings of subsidiaries             -             -          (374)         (242)         (603)
                                                    ------------  ------------  ------------  ------------  ------------
      Net income (loss)                             $    (7,310)  $   (22,354)  $    42,676   $    68,155   $   181,122
                                                    ============  ============  ============  ============  ============
      Earnings (loss) per share, basic and diluted  $     (0.14)  $     (0.42)  $      0.79   $      1.27   $      3.37
                                                    ============  ============  ============  ============  ============
Weighted average shares outstanding                  52,506,936    53,348,466    53,915,812    53,593,056    53,761,727

CONDENSED CONSOLIDATED BALANCE SHEETS AND FINANCIAL DATA

                                                         AS OF DECEMBER 31,
                                                    ---------------------------
                                                        2006           2005
                                                    ------------   ------------
                                                     (UNAUDITED)
                                                       (DOLLARS IN THOUSANDS)
Assets:
    Student loans receivable, net                  $ 23,789,552   $ 20,260,807
    Cash, cash equivalents, and investments           1,777,494      1,645,797
    Goodwill                                            191,420         99,535
    Intangible assets, net                              162,994        153,117
    Other assets                                        875,413        639,437
                                                    ------------   ------------
      Total assets                                 $ 26,796,873   $ 22,798,693
                                                    ============   ============
Liabilities:
    Bonds and notes payable                        $ 25,562,119   $ 21,673,620
    Other liabilities                                   562,904        474,955
                                                    ------------   ------------
      Total liabilities                              26,125,023     22,148,575
                                                    ------------   ------------
Minority interest in subsidiaries                             -            626

Shareholders' equity                                    671,850        649,492
                                                    ------------   ------------
      Total liabilities and shareholders' equity   $ 26,796,873   $ 22,798,693
                                                    ============   ============

Return on average total assets                             0.27%          1.00%
Return on average equity                                    9.6%          32.4%


For 28 years, Nelnet has been helping the education-seeking family plan for their education, pay for their education, and prepare for their careers. The company has invested hundreds of millions of dollars in products, services, and technology improvements for students and the educational institutions they attend. These services include live counseling to help families through all aspects of the financial aid process, benefits for borrowers, including tens of millions of dollars in fee reductions, and Nelnet sponsored scholarships. Nelnet serves students in 50 states, employs approximately 4,000 associates, and has $23.8 billion in net student loan assets.

Additional information is available at www.nelnet.net.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition are changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans. For more information see our filings with the Securities and Exchange Commission.